Exhibit 99.1

Saratoga Investment Corp. Declares $4.25 Dividend Per Share

NEW  YORK,  N.Y.,  November  9,  2012  —  Saratoga  Investment  Corp.  (NYSE:  SAR),  a business development company, today announced that its Board of Directors has declared a dividend of $4.25 per share payable on December 31, 2012 to common shareholders of record on November 20, 2012. The dividend will be paid in cash or shares of the Company’s common stock at the election of the shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 20% of the total dividend to be paid to all shareholders.  The remainder of the dividend (approximately 80%) will be paid in the form of shares of the Company’s common stock. This dividend is being made in accordance with certain applicable Treasury regulations and private letter rulings on cash/stock dividends issued by the IRS over the years that allow a publicly-traded regulated investment company to satisfy its distribution requirements from a distribution paid partly in common stock provided that at least 20% of the distribution is payable in cash and certain other requirements are satisfied. The dividend includes a carry-over balance of $4.4 million from the Company’s fiscal year 2012 taxable income and a significant portion of the Company’s fiscal year 2013 estimated taxable income.

“We continue to pay our annual dividend largely in stock as we believe that retaining our capital resources to build and diversify our portfolio will better position us over time to generate current income and capital appreciation on an increasing scale,” said Christian L. Oberbeck, Chief Executive Officer of Saratoga Investment Corp.  “Longer term, as our assets under management grow our objective is to satisfy our regulated investment company distribution requirements through cash payments.”

Each shareholder will have the opportunity to elect to receive the dividend in cash or in the Company’s common stock. However, the total amount of cash to be distributed to all shareholders electing to receive their dividends in cash will be limited to approximately 20% of the total amount to be distributed to all shareholders.  In the event that the amount of cash to be distributed to all shareholders electing to receive the dividend in cash would exceed 20% of the total dividend, each shareholder electing to receive cash will receive a pro rata portion of the total cash to be distributed based on the number of shares held by each such shareholder.  The remainder of the dividend in excess of a shareholder’s pro rata share of the total amount of cash to be distributed will be paid in the form of shares of the Company’s common stock.

Shareholders electing to receive the dividend in shares of the Company’s common stock will receive their entire dividend in the form of shares of the Company’s common stock regardless of the elections made by any other shareholders.

The Company will mail an election form to receive cash or common stock only to registered shareholders promptly after the November 20, 2012 record date. Registered shareholders are those shareholders who own their stock directly and not through a bank, broker or nominee. The completed election form must be received by Saratoga Investment Corp.’s transfer agent, American Stock Transfer, prior to 5:00 p.m. (EST) on December 19, 2012. Registered shareholders with questions regarding the dividend may call American Stock Transfer at 866-668-6563. Registered shareholders who do not make an election will be deemed to have elected to receive 100% of their dividend in stock.

Participants in the Company’s dividend reinvestment plan will also receive an election form. The  investment  feature  of  the  dividend  reinvestment  plan  will  be  suspended  for  this distribution and will be reinstated after this distribution has been completed.

Shareholders who hold their shares through a bank, broker or nominee will not receive an election form from the Company and should contact their bank, broker or nominee for instructions on how to make an election.

Regardless of whether a shareholder receives the dividend in cash, stock, or some combination of cash and stock, the entire amount of this dividend will be fully taxable to shareholders and Saratoga Investment Corp. will report the actual tax characteristics of each year’s dividends annually to shareholders and the IRS on Form 1099-DIV.

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses.  The Company invests primarily in mezzanine debt, leveraged loans and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors.  Saratoga Investment Corp.’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments.  Saratoga Investment Corp. has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.  Within the BDC, Saratoga manages both an SBIC-licensed subsidiary and a $400 million Collateralized Loan Obligation (CLO) fund.  These diverse funding sources, combined with a permanent capital base, enable Saratoga to offer a broad range of financing solutions.

Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the proposed reverse split of common stock and other actions described in this press release. Words such as “intends,” “believes,” “expects,” “projects,” and “future” or similar expressions are  intended  to  identify  forward-looking  statements.  These forward-looking statements are subject to risks and uncertainties and other factors enumerated in the filings Saratoga Investment Corp. makes with the SEC. Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Richard Petrocelli

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

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